Exhibit 3(i)(F)

                            CERTIFICATE OF AMENDMENT
                                       OF

                          CERTIFICATE OF INCORPORATION
                                       OF

                                STERLING BANCORP

                Under Section 805 of the Business Corporation Law

      We, the undersigned, Louis J. Cappelli and Monica S. Lercher, being respectively the Chairman of the Board and the Secretary of Sterling Bancorp, a New York corporation (the "Corporation"), hereby certify that:

      FIRST. The name of the Corporation is Sterling Bancorp, and the name under which it was formed was STANDARD PRUDENTIAL UNITED CORPORATION.

      SECOND. The certificate of incorporation of the Corporation was filed by the Department of State on May 6, 1966.

      THIRD. The Corporation is authorized to issue 20,644,389 shares, 20,000,00 of which are common at $1.00 par value and 644,389 of which are preferred at $5.00 par value. The Corporation shall add 30,000,000 common shares at $1.00 par value to total 50,644,389 shares. To effect such increase in the total number of authorized shares of the Corporation, paragraph (1) of ARTICLE FOURTH of the certificate of incorporation of the Corporation is hereby amended to read in its entirety as follows:


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                                                                 Exhibit 3(i)(F)

            "ARTICLE FOURTH: (1) The aggregate number of shares which the Corporation shall have authority to issue is 50,644,389 divided into 644,389 Preferred Shares of the par value of $5.00 per share and 50,000,000 Common Shares of the par value of $1.00 per share."

      FOURTH. The certificate of incorporation, as amended to this date, is hereby further amended by deleting Section Three of ARTICLE FIFTH, relating to Convertible Preferred Shares Series B, all of which shares having been heretofore retired and cancelled.

      FIFTH. The foregoing amendment of the certificate of incorporation was authorized by the Board of Directors of the Corporation by unanimous written consent dated March 5, 2004, followed by the favorable vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called and held on April 15, 2004.

      IN WITNESS WHEREOF, the undersigned have signed this certificate of amendment of certificate of incorporation on May 24, 2004 and affirm the statements contained herein as true under the penalties of perjury.

                                           STERLING BANCORP


                                           By: /s/ Louis J. Cappelli
                                               -------------------------
                                               Name:  Louis J. Cappelli
                                               Title: Chairman of the Board


                                           By: /s/ Monica S. Lercher
                                               -------------------------
                                               Name:  Monica S. Lercher
                                               Title: Secretary


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